EXHIBIT (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 033-01121 on Form N-1A of our report dated May 22, 2020, relating to the financial statements and financial highlights of Eaton Vance Floating-Rate Municipal Income Fund (the “Fund”), one of the funds constituting Eaton Vance Investment Trust, (the “Trust”), appearing in the Annual Report on Form N-CSR of the Trust for the year ended March 31, 2020, and to the references to us under the heading “Financial Highlights” in the Prospectus and “Other Service Providers” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

November 18, 2020